Exhibit 99.1

SkyWater Technology Completes $112,056,000 Initial Public Offering

BLOOMINGTON, Minn., April 23, 2021 — SkyWater Technology (NASDAQ: SKYT) today announced that it closed its initial public offering of 8,004,000 shares of its common stock, which includes 1,044,000 shares issued pursuant to the exercise by the underwriters of their over-allotment option at the initial public offering price. The offering was priced at $14.00 per share, resulting in gross proceeds of $112,056,000. The shares began trading on the NASDAQ Capital Market on April 21, 2021 under the symbol “SKYT.”

SkyWater intends to use the net proceeds from the offering for working capital and other general corporate purposes, which may include financing SkyWater’s growth and funding capital expenditures. SkyWater may use a portion of the proceeds from the offering for acquisitions or strategic investments in businesses or technologies, although SkyWater does not currently have any plans or commitments for any such acquisitions or investments.

Jefferies LLC and Cowen acted as joint lead book-running managers and Piper Sandler & Co. also acted as a book-running manager for the offering.

A registration statement relating to these securities was filed with the Securities and Exchange Commission and was declared effective on April 20, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained, when available, from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by phone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; and Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by phone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com. An electronic copy of the registration statement can be accessed by visiting the Securities and Exchange Commission’s website at www.sec.gov.

About SkyWater

SkyWater is a U.S.-owned and U.S.-based pure play semiconductor foundry and is a DOD-accredited Trusted supplier that specializes in custom technology development services, volume manufacturing, and advanced packaging capabilities.

SkyWater Investor Contact: Heather Davis | investor@skywatertechnology.com

SkyWater Media Contact: Lauri Julian | media@skywatertechnology.com